EXHIBIT 10.44

Portions Subject to Confidential Treatment Request Under Rule 406

CELLECTRA™ DEVICE

LICENSE AGREEMENT

BETWEEN

VGX PHARMACEUTICALS, INC.

AND

VGX INTERNATIONAL, INC.

CELLECTRA™ DEVICE LICENSE AGREEMENT

This License Agreement (“AGREEMENT”) is between VGX Pharmaceuticals, Inc.  (“VGX”), a Delaware corporation, with offices located at 450 Sentry Parkway East, Blue Bell, Pennsylvania 19422, and VGX International, Inc.  (“VI”), a corporation having an address of Jung-Hun Building, #701, 944-1 Daechi 3-Dong, Gangnam-gu, Seoul, Korea.

A.  Whereas VGX controls certain intellectual property related to a CELLECTRA™ Device (hereinafter referred to as “CELLECTRA™ DEVICE”) a medical device that utilizes electroporation technology for delivery of plasmids into skeletal muscle cells and skin of humans.

B.  Whereas VGX and VI desire to enter an agreement for exclusive rights to the development, sales, licensing, and marketing of the CELLECTRA™ DEVICE in humans in the Republic of Korea.

NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties hereby agree as follows:

1.                                       DEFINITIONS

1.1           APPROVED PRODUCT means a drug and/or vaccine product approved for delivery in humans using a CELLECTRA™ DEVICE.

1.2           CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.3           CALENDAR YEAR means each 12-month period beginning on January 1.

1.4           CELLECTRA™ DEVICE means VGX’s electroporation device, including applicators and needle arrays, for delivery of plasmids into skeletal muscle cells and skin in humans which is/are made, made for, used by, imported by or for, sold by or offered for sale for each indication and/or any agents and contractors(s) to unrelated third parties which (1) in the absence of this AGREEMENT would infringe on any claim of VGX PATENT RIGHTS described in patents listed in Attachment I, or (2) use a process and/or machine covered by any claim of VGX PATENT RIGHTS described in patents listed in Attachment I.

1.5           EFFECTIVE DATE means the date on which VGX and VI have both fully executed this AGREEMENT.

1.6           FAIR MARKET VALUE means the cash consideration which VGX or VI thereof would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.7           IMPROVEMENT means all discoveries and/or inventions (whether patented or not) made during the term of this Agreement by VI which constitute (i) a modification of

CELLECTRA™ DEVICE (ii) a modification of KNOW-HOW TECHNOLOGY; or (iii) which, if practiced, would infringe any claims of PATENT RIGHTS or which relate directly or indirectly to the CELLECTRA™ DEVICE.  Made as used herein means the discovery or invention was conceived or reduced to practice.  Improvements do not include any inventions or discoveries related to LICENSED PRODUCTS alone.

1.8           KNOW-HOW TECHNOLOGY means VGX’s technical information and materials, including without limitation, technology, data, computer software and algorithms for controlling the CELLECTRA™ DEVICE and related equipment, inventions (patentable or otherwise), practices, methods, knowledge, know-how, skill and experience related directly or indirectly to the CELLECTRA™ DEVICE.

1.9           LICENSED PRODUCT means any product where therapeutic genetic constructs are used together with the CELLECTRA™ DEVICE in administering treatments to humans.

1.10         NET SALES is defined as the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third parties to VI for a CELLECTRA™ DEVICE and/or LICENSED PRODUCT by sale or other mode of transfer, less all qualifying costs directly attributable to such sales, which are made, made for, used or sold by VI, its agents, employees and/or independent contractors.

1.11         PATENT RIGHTS mean those patents listed in ATTACHMENT I.

1.12         SALE means any bona fide transaction for which consideration payment is received or expected for the sale, use, lease, transfer or other disposition of a CELLECTRA™ DEVICE and/or LICENSED PRODUCT to an unrelated third party.  A SALE of CELLECTRA™ DEVICE and/or LICENSED PRODUCT shall be deemed completed at the time VGX or VI, their agents, or their contractors receive payment for such CELLECTRA™ DEVICE and/or LICENSED PRODUCT.

1.13         SUBLICENSE means when used as a verb to, directly or indirectly, sublicense, or grant any other right with respect to, or agree not to assert, any intellectual property right granted to a Party under this Agreement.  When used as a noun, “Sublicense” shall mean any agreement to Sublicense.

1.14         TERRITORY means the Republic of Korea.

1.15         VGX PATENT RIGHTS means all of VGX’s interest in the rights represented by or issuing from (including all claims referenced within) those patent applications listed in Attachment I and all future interests in such rights anywhere in the world of the CELLECTRA™ DEVICE intellectual property.

2.             LICENSE

Subject to the terms and conditions of this AGREEMENT, VGX shall grant VI an exclusive license to research, develop and market the CELLECTRA™ DEVICE for human use in the TERRITORY.  No other rights are granted by either party hereunder.

This agreement shall not impair VI’s freedom (without any restriction or any obligation to VGX) to research, develop, and market products for the CELLECTRA™ DEVICE, except for the restrictions in this Agreement.

2.1           VGX shall provide the CELLECTRA™ DEVICE including applicators and arrays, upon VI’s request.  VI shall reimburse VGX for the costs of such CELLECTRA™ DEVICE, applicators and needle arrays at the prices set forth in Attachment II such prices may be adjusted form time to time upon mutual agreement.  VI will pay VGX for all shipping, insurance, handling and other costs related to delivery of the CELLECTRA™ DEVICE, applicators and needle arrays to VI.

2.2           VGX and VI shall share pre-clinical testing data, and clinical results related to the product development and clinical development of the CELLECTRA™ DEVICE.

3.             COST SHARING, FEES, AND ROYALTIES

3.1           Cost Sharing, Fees and Royalties.

3.1.1        VI shall pay a cost sharing fee of $100,000 to reimburse VGX for the costs in part of patents, agency fees, attorneys fees, and preclinical development of CELLECTRA™ DEVICE upon execution of this agreement.

3.1.2        In consideration of the exclusive rights to CELLECTRA™ DEVICE in the TERRITORY VI shall pay to VGX, on a quarterly basis, a royalty of ****** the NET SALES of LICENSED PRODUCT in the TERRRITORY, which is sold by VI, its agent(s), and/or sub-licensees of VI for a period of ten (10) years from the date of the first SALE of CELLECTRA™ DEVICE in the TERRITORY or until such time as the related patent protection expires in such TERRITORY, whichever is the later to occur.  Said payments are due within ten (10) days after each CALENDAR QUARTER.

3.1.3        VI shall pay VGX an annual maintenance fee of $25,000 to cover, among other things, product enhancements, a portion of the on-going patent costs, agency fees, attorneys fees for patents listed in Attachment I.  Said payments are due within ten (10) days after each anniversary of the EFFECTIVE DATE.

3.1.4

3.2           Diligence and Milestone Fees.

3.2.1        VI shall use commercially reasonable efforts to develop for SALE and to market CELLECTRA™ DEVICE in the TERRITORY.  VI and VGX agree to the following R&D milestones payments related to the use of CELLECTRA™ DEVICE to develop LICENSED PRODUCT in the TERRITORY.  Said payments are due within sixty (60) days after the achievement of the respective milestone event:

Milestone	Payment
Upon Filing of each IND	$100,000
Upon initiation of each Phase II	$150,000
Upon initiation of each Phase III clinical trial	$250,000
Upon each BLA approval	$500,000
Upon first commercial sale CELLECTRA™ DEVICE for each BLA	$750,000

3.3           Currency, Payment Method.

All dollar amounts referred to in this AGREEMENT are United States dollars.  All payments to VGX under this AGREEMENT shall be made in United States dollars by check or wire-transfer.  If VI receives revenues from SALES of CELLECTRA™ DEVICE and/or LICENSED PRODUCT in currency other than United States Dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

4.             SUB-LICENSES

4.1           VI shall have the right to sub-license the rights to CELLECTRA™ DEVICE in the TERRITORY such sub-licenses may not be granted without the prior written approval of VGX, such approval not to be unreasonably withheld.

4.1.1        VI shall pay to VGX ****** of any and all Sub-license Fees that VI receives.  Sub-license Fees shall include the net proceeds of cash payments or non-cash compensation provided by Sub-licensees to VI, including equity or rights to purchase equities.

5.             PATENTS

5.1           Grant-Back.  When an IMPROVMENT is made or discovered by VI and/or its Affiliates, and such Improvement would not have arisen but for the presence of CELLECTRA™ DEVICE, or KNOW-HOW TECHNOLOGY, and such IMPROVEMENT relates to CELLECTRA™ DEVICE, or KNOW-HOW TECHNOLOGY and does not include LICENSED PRODUCT, VI and its employees and/or its Affiliates hereby assign its entire right, title and interest in such IMPROVEMENT to VGX and agree to cooperate with VGX in obtaining patent protection therefore at VGX’s cost, including, but not limited to the execution of any and all lawful papers in the U.S.  and foreign patent offices.  VGX hereby grants VI the ability to use such IMPROVEMENT under the terms of this Agreement to the extent VGX has the right to convey the right to practice the Improvement to Licensee.

5.2           Patent Applications.  Notwithstanding the foregoing, VI shall not file any patent applications which disclose, describe or require the presence of CELLECTRA™

DEVICE, or KNOW-HOW TECHNOLOGY absent consent from VGX.  For the avoidance of doubt, VGX agrees that it shall consent to disclosure in patent applications filed by VI concerning VI’s Product and the use of VGX’s Confidential Information as may be reasonably necessary to comply with the legal standards of disclosure and description.  VGX will have the right to review all sections and examples relating to CELLECTRA™ DEVICE, or KNOW-HOW TECHNOLOGY thirty (30) days before the filing of such patent application.  If VI files such an application outside the scope of 5.1, VI and/or its Affiliates hereby grant VGX and its Affiliates irrevocable world-wide, exclusive, royalty-free licenses to such IMPROVMENT with the right to sublicense such rights to Third Parties, with the right to further sublicense.

5.3           Patent Infringement.  Should VI become aware of any infringement or alleged infringement of any PATENT RIGHTS, VI shall promptly notify VGX in writing of the name and address of the alleged infringer and of the alleged acts of infringement, and provide any available evidence of the alleged acts of infringement.  VGX shall not be obligated to prosecute against any Third Party any suit for infringement of the aforesaid Patent Rights.  In the event that VGX decides to bring a patent infringement suit against the alleged Third Party infringer, VI shall cooperate with VGX in the prosecution of any legal infringement action and agrees to provide VGX with pertinent data and evidence which may be helpful in the prosecution of such action of which it may have knowledge or which may be readily available to it.  VGX shall reimburse VI for reasonable expenses incurred by VI in assisting VGX in this matter.  VGX shall have the exclusive right (but not the obligation) to institute and conduct legal action against Third Party infringers of the PATENT RIGHTS, and to enter into such settlement agreements as may be deemed appropriate by VGX.  VGX shall receive the full benefits of any compensatory or punitive damages it obtains pursuant to bringing such suit.

5.4           Invalidity of PATENT RIGHTS If, at any time during this Agreement, VGX shall be unable to uphold the validity of any of the PATENT RIGHTS against any alleged infringer, VI shall not have or assert any damage claim or a claim for refund or reimbursement against VGX.  In the event that PATENT RIGHTS are not upheld, royalties shall continue under this Agreement for VI’s rights under CELLECTRA™ DEVICE.  However, in the event PATENT RIGHTS are not upheld and VI is required to pay duplicate royalties to a Third Party, VI shall pay VGX a reduced royalty rate of the royalty rate minus the duplicate royalty rate.  For the avoidance of doubt any patent that has not been withdrawn, cancelled, abandoned, disclaimed, revoked or held unpatentable, invalid or unenforceable by a final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal is considered to be valid and upheld.

5.5           Challenges.  VI, VI affiliates, VI Partners, or sublicensees are not permitted directly or indirectly, to challenge the validity or enforceability of any of Patent Rights.  Such breach shall result in termination of this license.

6.             CONFIDENTIALITY

6.1           CONFIDENTIAL INFORMATION means and includes all technical and business information, plans, inventions, developments, discoveries, improvements, software, know-how, procedures, methods, techniques, formulae, data, processes, studies, and other proprietary ideas, whether or not patentable or copyrightable, that a party hereto identifies as confidential or proprietary at the time it is delivered or communicated to the other party hereto, or any other information that should reasonably be recognizable by its nature to be confidential or trade secret information of a party (including, without limitation, information respecting such party’s business plans, sales and sales methods, customers and prospective customers).  CONFIDENTIAL INFORMATION should be in writing and marked confidential or, if oral, should be reduced to writing within thirty (30) days of disclosure and marked confidential.

6.2           Each party shall maintain in confidence and not disclose to any third party any CONFIDENTIAL INFORMATION of the other party during the term of this Agreement and for five (5) years after the date of termination of this Agreement.  Each party shall ensure that its employees have access to CONFIDENTIAL INFORMATION of the other party only on a need-to-know basis, and are obligated to abide by such party’s obligations under this Agreement.  The foregoing obligation shall not apply to:

6.2.1        Information that is known to the receiving party prior to the time of disclosure, and was not received directly or indirectly from the disclosing party hereunder in violation of a confidentiality obligation, unless independently developed by or for the receiving party, without exposure to or benefit of the disclosing party’s CONFIDENTIAL INFORMATION, in each case, to the extent evidenced by written records; and

6.2.2        Information disclosed to the receiving party, without restriction, by a third party that has a right to make such disclosure; and

6.2.3        Information that was or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person developing or obtaining such information as a matter of right; and

6.2.4        Information, which the disclosing party permits, in writing, the receiving party to publicly disclose.

If a receiving party is required to disclose any of the disclosing party’s CONFIDENTIAL INFORMATION by order of a governmental authority or a court of competent jurisdiction; the receiving party shall timely inform its disclosing party, reasonably cooperate at the disclosing parties expense with any reasonable action the disclosing party takes to attempt to obtain confidential treatment of such information by the authority or court, and limit its disclosure of such information to the extent practical.

7.             TERM AND TERMINATION

7.1           This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall terminate upon the earlier of: (a) expiration of the last-to-expire patent or (b) twenty (20) years after the EFFECTIVE DATE.

7.2           VI may terminate this Agreement (a) upon thirty (30) days written notice to VGX, if the sale or other exploitation of the CELLECTRA™ DEVICE becomes technologically or commercially unfeasible; or (b) upon sixty (60)-days written notice to VGX, and by doing all of the following:

7.2.1        Ceasing to make, have made, use, import, sell and offer for sale CELLECTRA™ DEVICE ; and

7.2.2        Paying all monies owed to VGX up to the date of the termination excluding any future obligation under this AGREEMENT.

7.3           VGX may terminate this AGREEMENT, upon sixty (60)-days written notice to VI, if any of the following events of default (“Default”) occur:

7.3.1        VI is more than ninety (90) days late in paying to VGX royalties, expenses or any other monies due under this AGREEMENT and VI does not immediately pay VGX in full any amounts due upon demand; or

7.3.2        VI experiences a Trigger Event (defined in Section 7.4 below);

7.3.3        VI materially breaches this AGREEMENT and does not cure the material breach within ninety (90) days after the receipt of the written notice of such breach.

7.3.4        Is materially behind the Development Plan timeline set forth in Attachment II and is unlikely or unable to cure such delinquency in a reasonable period of time.

7.4           “Trigger Event” means any of the following:

If VI:

7.4.1        Becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due;

7.4.2        Is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment;

7.4.3        Makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

7.4.4        If proceedings under any International law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by VI;

7.4.5        If any order for relief is entered relating to any of the proceedings described in Sections 7.4.4;

7.4.6        If VI shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts;

7.4.7        If VI shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 7.4.4, 7.4.5 or 7.4.6;

7.4.8        If VI has a “change of control”.  A “change of control” means a change in the direct or indirect power to direct or cause the direction of the management and policies of VI, whether through ownership or voting securities, by contract or otherwise.  In the event of a “change in control” of VI, VI shall promptly notify VGX of such change in control and VGX shall be permitted to terminate this Agreement at VGX’s option.

7.5           The provisions of Sections 7.3 and 7.4 shall apply to a Default of, or a Trigger Event experienced by, any agents and/or contractors of VI ‘s rights hereunder if and to the extent that such Default of, or Trigger Event experienced by, the agents and/or contractors(s) cause VI to fail to meet its diligence obligations under Section 3.2.

7.6           In the event of a termination under Section 7.1 or 7.3, all duties of VGX (other than under Sections 7.11) and all rights (but not duties) of VI (other than under Section 7.11) under this AGREEMENT immediately terminate without the necessity of any action being taken either by VI or by VGX, provided, however, that in no event shall the foregoing be construed to obligate VI to pay any amounts accruing under Sections 3.1 and 3.2 after the date of termination except under Section 7.10.  Upon and after any termination of this AGREEMENT, the rights covered by this agreement for VI and any agents and/or contractors thereof to manufacture, sale, marketing, importation and/or distribution of CELLECTRA™ DEVICE shall terminate on the same date of the termination of the agreement, except otherwise specified in this agreement or agreed upon by both parties.

7.7           Upon termination of this AGREEMENT, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party provided hereunder.

7.8           Upon termination of this AGREEMENT under section 7.2 and 7.3, VI shall cause physical inventories to be taken as soon as commercially practicable and in any event no later than sixty (60) days after termination of: (a) all completed CELLECTRA™ DEVICE on hand, under the control of VI, its agents, or contractors thereof; and (b) such CELLECTRA™ DEVICE as are in the process of manufacture and component parts thereof as of the date of termination of this AGREEMENT, which inventories shall be recorded in writing.  VI shall deliver copies of such written inventories, verified by an officer of VI, forthwith to VGX.  VGX shall have forty five (45) days after receipt of such verified inventories within which to challenge the physical inventory and request an audit thereof.

7.9           Upon termination of this agreement under section 7.1, VI shall pay all monies owed to VGX up to the date of the termination.

7.10         Notwithstanding the foregoing, if this AGREEMENT terminates other than pursuant to Section 7.3.1 or 7.3.2 or 7.3.3, VI shall have a period of six (6) months to sell off its inventory of CELLECTRA™ DEVICE existing on the date of termination of this AGREEMENT and shall pay royalties to VGX with respect to such CELLECTRA™ DEVICE within thirty (30) days following the expiration of such six-month period.

7.11         Each party’s obligation to pay all monies owed and accruing as of the date of termination under this AGREEMENT shall survive termination of this AGREEMENT.  In addition, the provisions of Sections 4, 5, 6, 7 and 8 shall survive such termination.

8.             REPRESENTATIONS AND WARRANTIES OF VGX AND VI; DISCLAIMER OF ADDITIONAL WARRANTIES; INDEMNIFICATION

8.1           VGX represents and warrants to VI that:

8.1.1        VGX has the full authority to execute and deliver this AGREEMENT.

8.1.2        No material claim by any third party contesting the validity, enforceability, collaborations, use or ownership of any of such VGX PATENT RIGHTS has been made, is currently outstanding or is threatened against VGX.

8.2           VGX and VI will work together to file the patents and/or patent applications listed in ATTACHMENT I before the deadline permitted by the relevant international and US patent laws.

8.3           VGX shall defend and indemnify and hold VI (and its respective officers, directors and employees) harmless against any and all Losses, arising out of, relating to, based on, or caused by (A) the breach by VGX of any representation or warranty contained in this Agreement, (B) a claim that the manufacture of the CELLECTRA™ DEVICE by VGX for VI or other activities of VGX under this Agreement infringe on the patent or other intellectual property rights of a third party, (C) any governmental or regulatory action arising out of VGX, or (D) any negligence or intentional misconduct by VGX in connection with performing its obligations under this Agreement, in each case except to the extent that such Losses arise from or are aggravated in any substantial respect by the negligent acts of or failure to act by VI or its agents and/or contractors.  VI will promptly notify VGX of any such Losses which come to VI’s attention, but failure to do so will not relieve VGX of its indemnification obligations under this Section 8.3 except to the extent any such delay results in a material prejudice to VGX.  Notwithstanding anything to the contrary in this Agreement, VGX shall not be liable for any Losses to the extent that the Losses suffered by VI (and its officers, directors and employees) are the result of or in consequence of any failure by the indemnified party to take reasonable and prudent action to mitigate any Losses.

8.4           VI shall defend and indemnify and hold VGX (and its affiliates, including its agents and/or contractors, and their respective officers, directors and employees) harmless against any Losses, arising out of, relating to, based on, or caused by (A) the breach by VI of any representation or warranty contained in this Agreement or (B) any negligence or intentional misconduct by VI in connection with performing its obligations under this Agreement, in each case except to the extent that such Losses arise from or are aggravated by the negligent acts of or failure to act by VGX, its agents and/or contractors.  VGX will promptly notify VI of any such Losses which come to VGX’s attention, but failure to do so will not relieve VI of its indemnification obligations under this Section 6.4 except to the extent any such delay results in a material prejudice to VI.  Notwithstanding anything to the contrary in this Agreement, VI shall not be liable for any Losses where the Losses suffered by VGX (and its affiliates, including its agents and/or contractors, and their respective officers, directors and employees) are the result of or in consequence of any failure by the indemnified party to take reasonable and prudent action to mitigate any Losses.

8.5           To best of VGX’s knowledge, there are no pending or threatened suits, claims, or actions of any type whatsoever against VGX with respect to the CELLECTRA™ DEVICE.

8.6           All necessary corporate authorizations, consents and approvals which are necessary or required for VGX to enter into this Agreement have been duly obtained;

8.7           To the best of its knowledge, the entering into of this Agreement by VGX will not (i) violate any Applicable Law or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of VGX, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which VGX is a party or by which it or any of its properties or assets is bound or affected.

9.             ADDITIONAL PROVISIONS

9.1           Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between VGX and VI, or between or among any of either party’s agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

9.2           VI is not permitted to assign this AGREEMENT or any part of it to any person or entity, either directly or by operation of law, without the prior written consent of VGX in its sole discretion.  However, VI has the rights to contract out the manufacturing of the products covered in this agreement and rights to establish collaboration, development, and marketing partnership with a third party.  In case any product covered in this agreement is sold by a marketing partnership, VI shall have the responsibility to pay royalty that is calculated on the bases of the combined net sales of VI and its marketing partners.  No assignment relieves VI of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

9.3           A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

9.4           Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date sent if sent by internationally recognized express couriers (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for VGX:

VGX Pharmaceutical, Inc.

450 Sentry Parkway East

Blue Bell, PA 19422

Attention: Chief Executive Officer

If for VI:

VGX International

Jung-Hun Building, #701

944-1 Daechi 3-Dong

Gangnam-gu, Seoul, Korea

Attention: Vice President

Either party may change its official address upon written notice to the other party.

9.5           This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to conflict of law provisions.  In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute.  If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the either federal or state courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.  The parties agree to accept original service of complaint via internationally recognized courier with receipt confirmation.  Also, the parties agree to waive the Hague Convention requirements relating to translation of certain documents to applicable foreign language which in this case is Korean.

9.6           VI shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT.  Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations.

9.7           If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision, and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

9.8           This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly-authorized representatives.

VGX INTERNATIONAL, INC.			VGX PHARMACEUTICALS, INC.

By:	/s/ Bryan Kim		By:	/s/ Kevin W. Rassas

Name:	Bryan Kim	Name:	Kevin W. Rassas

Title:	Vice President	Title:	Senior Vice President

Date:	4/16/08	Date:	4.16.08